EXHIBIT 10.9

COMMERCIAL BUILDING LEASE

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COMMERCIAL BUILDING LEASE

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ARTICLE 1

DATE. PARTIES. NOTICES.

1.1 Date of Lease.	February 1, 2001 for identification purposes only

1.2 Parties to Lease.

1.2.1 Landlord.	ALPHA VISTA PROPERTIES LLC c/o Debra Barrus, Manager 17215 Big Pine Drive Reno, Nevada 89511

1.2.2 Tenant.	ALPHA SMART, INC. 2400 Stevens Creek Blvd., Suite 300 Cupertino, CA 95014

1.3    Notices to Parties.

1.3.1    Transmittal of Notices. Notices and communication (“Notices”) required or permitted to be given in connection with this Lease shall be mailed by certified or registered United States mail, postage prepaid, or delivered (either personal delivery or delivery by private express courier service such as Federal Express).

1.3.2    Addresses for Notices. To the addresses set forth in Section 1.2 above.

1.3.3    Change of Address. The person and the place to which Notices are to be mailed or delivered may be changed by either party by written notice to the other party given in accordance with Sections 1.3.1 and 1.3.2.

1.3.4    Effectiveness. Notices sent in accordance with this Section 1.3 shall be effective upon receipt or on the date of refusal to accept delivery of such notice.

ARTICLE 2

GENERAL USAGE DEFINITIONS

2.1    Definitions of General Usage.

2.1.1    Commercial Building. The Commercial Building located at 1005 Vista Way, Red Bluff, California 96080. The Commercial Building contains approximately seventy-four thousand five hundred ten (74,510) square feet.

2.1.2    Common Area. All those portions of the real property on which the Commercial Building located outside of the enclosed areas of the Commercial Building.

2.1.3    Environmental Definitions.

(a)  Environmental Laws. Any and all applicable federal, state and local statutes, regulations, ordinances and rules as presently existing or as may be amended or adopted in the future, pertaining to the protection of human health and/or the environment.

(b)  Hazardous Substances. Any and all hazardous, toxic or radioactive substance, waste, or material, including without limitation, petroleum oil and its fractions, listed or defined by applicable Environmental Laws.

(c)  Hazardous Discharge. Any and all leaks, spills, release, discharge, emission or disposal of Hazardous Substances into or upon the Leased Premises or balance of the Commercial Building or of any migration of Hazardous Substances into or upon any part of the Commercial Building through the air, soil or ground water from any other part of the Commercial Building or from the property adjacent to the Commercial Building.

2.1.4    Lease. This Commercial Building Lease.

2.1.5    Leased Premises. The portion of the Commercial Building designated LEASED PREMISES and outlined in red on Exhibit ”A” and consisting of approximately fifteen thousand (15,000) square feet.

2.1.6    Tenant’s Share. A fraction, the numerator of which fraction shall be the area on the Leased Premises
(15,000 sq. ft.) and the denominator of which fraction shall be the total ground floor building area in the Commercial Building
(74,510 sq. ft.).

ARTICLE 3

AGREEMENT TO LEASE, IMPROVEMENTS AND USE

3.1    Lease of Leased Premises. Landlord hereby leases to Tenant the Leased Premises.

3.2    Use of Common Area. The Common Area shall be for the sole and exclusive joint use, except as provided in Section 12.12 hereof, of all tenants of the Commercial Building, their customers, invitees and employees, and Landlord hereby grants to Tenant and its customers, invitees and employees the right of such shared exclusive joint use of all of said Common Area. Except as specifically provided to the contrary elsewhere in this Lease, the Common Area improvements shall be used only for the purpose for which they were designed. By way of example, but not to the exclusion of anything not mentioned herein, parking areas shall be used for the parking of motor vehicles, drive aisles shall be used for access and traffic circulation, sidewalks shall be used for pedestrian access and landscaped areas, and trash dumpster areas shall be used only for such purposes. All of the uses permitted within the Common Area shall be used with reason and judgment so as not to interfere with the primary purpose of the Common Area which is to provide for parking and access for only the tenants in the Commercial Building, their customers and invitees and for servicing of said tenant’s businesses. Persons using the Common Area in accordance with this Lease shall not be charged any fee for such use without the written consent of Tenant.

3.3    Landlord’s Improvement of Premises. In consideration of Tenant entering into this Lease and as a condition of Tenant’s continued obligation of this Lease, Landlord agrees, within sixty (60) days after the date of this Lease as set forth in Section 1.1 hereinabove, to make those Tenant improvements as further described in Section 13.1 hereinbelow.

3.4    Additional Space. Tenant shall have a right of first refusal during the initial and any extended term of this Lease to increase the Leased Premises by an additional three thousand seven hundred fifty (3,750) square feet. The additional space shall be that space immediately south of the Leased Premises. At any time that Landlord receives an offer to lease the additional space to a third party, Landlord shall first offer that space to Tenant upon the same terms and conditions as are provided for herein as to the Leased Premises. Tenant shall have the right to accept the additional space by giving Landlord written notice of that acceptance within ten (10) days of the receipt of the notification from Landlord. Upon Tenant’s acceptance of the additional space, that space shall be added to and become a part of the Leased Premises, subject to all the terms and conditions of this Commercial Building Lease.

ARTICLE 4

TERM

4.1    Definition of Term. “Term” or “Term of this Lease” shall mean the Original Term (as defined in Section 4.2) and any Extension (as defined in Section 4.3) which may be exercised.

4.2    Original Term. The original term (“Original Term”) of this Lease shall five (5) years. The Original Term shall commence on the Original Term Commencement Date and end on the Original Term Ending Date.

4.2.1    Dates.

(a)  Original Term Commencement Date: That date upon which the Leased Premises are ready for occupancy by Tenant. Landlord is in the process of making Tenant improvements and changes to the Leased Premises. Landlord and Tenant shall, immediately upon completion of the Tenant improvements and when the Leased Premises are available for use by Tenant, execute and attach to this Commercial Building Lease, the addendum entitled “Commencement Date of Term of Lease.”

(b)  Original Term Ending Date: That day which is sixty (60) months after the Original Commencement Date.

4.3    Options for Extension. Tenant is hereby granted the right to extend the Term of this Lease for two (2) separate, consecutive and additional extension terms (“Extension Term”), each for a period of five (5) years. Tenant shall notify Landlord in writing, not less than three (3) months prior to the expiration of the preceding Term, of its intention to extend this Lease effective as of the end of the preceding Term. Each Extension Term shall be on the same terms and conditions as set forth in this Lease, including rent as provided in Article 5.1.2 hereof, except as to length of term and number of extensions. Provided, further, if Tenant is in default on the date any Extended Term is to commence, the Extended Term shall not commence and this Lease shall expire at the end of the preceding Term.

4.4    Holding Over. If Tenant remains in possession of the Leased Premises after the expiration of this Lease, such continued possession, if Rent is paid by Tenant and accepted by Landlord, shall create a month-to-month tenancy on the terms herein specified, except that said tenancy may be terminated at any time by either party by thirty (30) days’ notice to the other party.

ARTICLE 5

RENT

5.1    Rent.

5.1.1    Rent. Tenant shall pay rent (“Rent”) during the first twelve (12) months of the Original Term of this Lease in the amount of Five Thousand Two Hundred Fifty Dollars ($5,250.00) per month in advance on the first day of each calendar month. During the next forty-eight (48) months of this Lease, Tenant shall pay Rent in the amount of Five Thousand Four Hundred Ten Dollars ($5,410.00) per month in advance on the first day of each calendar month. The Rent for any fractional calendar month shall be prorated.

5.1.2    Increased Rent During Extension Terms. In the event that Tenant elects to exercise its option to extend the term of this Lease for either or both Extension Terms as provided in Section 4.3 hereinabove, the Rent shall be increased so that during the first twelve (12) months of the first Extended Term, rent in the amount of Five Thousand Seven Hundred Fifty Dollars ($5,750.00) per month shall be payable in advance on the first day of each calendar month. Beginning one year after the 1st day of the first Extended Term and continuing annually during the first Extended Term and, if exercised, the second Extended Term, monthly rent shall be set in the following manner:

The Consumer Price Index for Pacific Cities and U.S. City Average, All Items Index (Base Year 1967 = 100) published by United States Department of Labor, Bureau of Labor Statistics (“Index”), which is published for the month of November 2005 (“Extension Index”), shall be compared with the index published for the month of December 2004 (“Beginning Index”).

If the Extension Index is increased over the Beginning Index, the monthly rent payable during the succeeding twelve (12) months shall be set by multiplying the monthly rent paid for the month immediately preceding the rental adjustment by a fraction, the numerator of which is the Extension Index, and the denominator of which is the Beginning Index. As soon as the monthly rent for the succeeding twelve (12) months is set, Landlord shall give Tenant notice of the amount of monthly rent for the succeeding twelve (12) month period.

This adjustment shall take place annually during the first Extended Term and the second Extended Term. The Extension Index and the Beginning Index shall be changed as to each rental adjustment to reflect the month statistics for the month immediately preceding each annual increase and the Beginning Index shall be the index for the month in which increased rent was paid for the prior year.

If the Index is changed so that the base year differs from that used above, the Index shall be converted in accordance with the conversion factor published by United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

Notwithstanding the above, no annual rental increase shall be in excess of five percent (5%) over the rental paid for the prior twelve (12) month period. In no event shall rental be decreased on any annual adjustment.

5.1.3    Late Rental Charge. In the event that any rental payment is received by Landlord after the tenth (10th) day of the month for which such Rent is due, Tenant shall be liable for a late charge in the sum of five percent (5%) of the late rent.

5.1.4    Payee and Address. Rent and all other amounts payable by Tenant to Landlord under this Lease shall be paid by checks or drafts payable and mailed as follows:

(i) Payee of Rents:	ALPHA VISTA PROPERTIES LLC c/o Debra Barrus, Manager 17215 Big Pine Drive Reno, Nevada 89511

Landlord may change the name and address of Payee by written notice to Tenant.

5.1.5    Rent Abatement. Commencing with the date on which Tenant is deprived of the use of any portion of the Leased Premises or of any rights under this Lease by reason of condemnation or casualty damage or restoration thereof or by reason of any repairs, improvements or alterations by Landlord under any provision of this Lease, the Rent shall be abated or proportionately reduced according to the extent to which Tenant is deprived of such use or rights.

5.1.6    Rental Adjustment. In the event that Landlord shall lease a portion of the Commercial Building, which portion is substantially similar to the Leased Premises and the improvements contained in the Leased Premises, for a rental which is less than the rental then being charged to Tenant, Landlord agrees that upon Tenant’s written request, Landlord and Tenant will meet and confer with respect to an equitable adjustment to be made to Tenant’s rent. In the event that Landlord and Tenant are not able to agree upon an adjustment to the Rent, the matter shall be submitted to binding arbitration under and pursuant to the California Code of Civil Procedure § 1280, et seq.

5.2    Adequacy of Rent. Landlord and Tenant acknowledge and agree that the Rent provided for in this Lease is adequate consideration for the leasehold granted hereby.

ARTICLE 6

TAXES

6.1    Definition of Real Property Taxes. As used in this Article 6 and except as provided hereinbelow, the term “Real Property Tax” shall mean and include only real estate taxes and assessments, general and special, ordinary and extraordinary, foreseen and unforeseen, including without limitation, assessments for local improvements and betterments, which are (i) assessed, levied or imposed against the entire Commercial Building, including the improvements thereon, during the Term of this Lease by any federal, state, county, city or other authority having the power to tax, and (ii) actually paid by Landlord.

6.2    Real Property Taxes. Landlord shall be responsible for paying all real property taxes with respect to the Commercial Building and the Leased Premises.

6.3    Personal Property Taxes. Tenant shall pay, before delinquency, all taxes, assessments, license fees, and other charges that are levied and assessed against Tenant’s personal property installed or located in or on the Leased Premises, and that become payable during the Term. On demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments.

ARTICLE 7

REPAIRS AND ALTERATIONS OF THE LEASED PREMISES

AND COMMERCIAL BUILDING

7.1    General Repairs/Alterations.

7.1.1    Landlord’s Repairs. Landlord agrees to keep the building structure on the Leased Premises (including, without limitation, the roof, roof structures and supports, foundation and structural supports, walls and structural portion of the floors) in good repair during the Term.

7.1.2    Tenant’s Repairs. Emergency Repairs. Excepting only matters to be repaired or replaced by Landlord as herein provided, Tenant during the entire term of this Lease and any extension thereof shall keep and maintain the Leased Premises and every part thereof in good repair, and upon termination of this Lease by lapse of time or otherwise, Tenant shall deliver up the Leased Premises in good condition and repair, ordinary wear and tear thereof from reasonable and normal use and damage from casualty excepted. Should Tenant, after notice from Landlord fail to make with reasonable promptness any repairs which are the obligation of Tenant hereunder, Landlord may (but shall not be required to so do) enter the Leased Premises and put the same in good order, condition and repair, and the reasonable cost thereof shall become due and payable by Tenant to Landlord upon demand. When Landlord makes such demand for payment, Landlord shall furnish Tenant with an itemized statement of the repairs and charges at the time such demand is made without and thereafter shall substantiate such demand by proper invoices.

7.1.3    Emergency Repairs. If any repair or maintenance for which Landlord is obligated is of an emergency nature which, if not attended to immediately, will or might result in injury or damage to persons or property, or interfere with the conduct of Tenant’s business on the Premises, then Tenant, without prior notice of Landlord, may make such emergency repairs or perform such maintenance as is necessary to meet the emergency and may deduct the reasonable cost and expense thereof from any Rent payable hereunder.

7.1.4    Alterations and Improvements. Tenant shall not make any structural or exterior alterations to the Leased Premises without Landlord’s prior written consent. Tenant, at its cost, shall have the right to make, without Landlord’s consent, nonstructural alterations and improvements to the interior of the Leased Premises which Tenant requires in order to conduct its business on the Leased Premises. In making any such alterations that Tenant has a right to make, Tenant shall:

(a) Submit reasonably detailed plans and specifications and working drawings of the proposed alterations and the name of its contractor at least fifteen (15) days before the date it intends to commence the alterations.

(b) The alterations shall be approved by all appropriate government agencies and all applicable permits and authorizations shall be obtained before commencement of the alterations.

(c) All alterations shall be completed with due diligence in compliance with the plans, specifications, working drawings and applicable laws.

(d) If the estimated cost of the alterations exceeds $25,000.00 before the commencement of the alterations, Tenant, at its cost, shall furnish to Landlord a Performance and Completion Bond issued by an insurer acceptable to Landlord.

(e) The alterations shall be performed in a manner that will not interfere with the quiet enjoyment of the other tenants in the Commercial Building.

Any alterations made shall be remain on and be surrendered with the Leased Premises on expiration or termination of this Lease, except that Landlord can elect, within thirty (30) days before the expiration of the term, or within five (5) days after termination of the term to require Tenant to remove any such alterations. If Landlord so elects, Tenant, at its cost, shall restore the Leased Premises to the condition designated by Landlord in its written election.

7.2     Governmentally Mandated Repairs/Cleanups.

7.2.1    Tenant.

(a)    General. Tenant shall make non-structural repairs, improvements and alterations to the interior of the Leased Premises which are made necessary or required by reason of any law, rule, regulation or order, if and only to the extent made necessary or required by the special nature of the operation of Tenant’s business where, because of the special nature of the operation of Tenant’s business, the rule, regulation, or order imposes requirements not generally applicable to other retail space. Tenant may contest the validity of any such law, rule, regulation or order, but shall indemnify and save Landlord harmless from any loss pending such contest.

(b) Environmental. If required to do so by any governmental entity having jurisdiction, Tenant shall remove from the Leased Premises all Hazardous Substances for which Tenant has an obligation to indemnify Landlord under Section 9.1.2, and shall restore the Leased Premises to a clean, safe, good and serviceable condition (the “cleanup”). Any such cleanup shall be in conformance with all applicable Environmental Laws.

7.2.2    Landlord.

(a) General. Except to the extent assumed by Tenant in Section 7.2.l, Landlord agrees to make all governmentally mandated repairs, improvements and alterations to the Leased Premises, the Common Area and the balance of the Commercial Building required by any governmental entity.

(b) Environmental. If required to do so by any governmental entity having jurisdiction, Landlord shall remove from the Leased Premises and the balance of the Commercial Building all Hazardous Substances for which Landlord has an obligation to indemnify Tenant under Section 9.2.2, and shall restore the Leased Premises and balance of the Commercial Building to a clean, safe, good and serviceable condition (the “cleanup”). Any such cleanup shall be in conformance with all applicable Environmental Laws and shall be performed so as to minimize disruption of the business of Tenant, its subtenants or assignees.

7.3    Damage by Casualty.

7.3.1    Repair and Restoration. Unless this Lease is terminated as provided in Article 19, if the Leased Premises are damaged by fire, the elements or other casualty, Landlord shall promptly repair all damage and restore the Leased Premises to their condition just prior to the damage. Insurance proceeds from the insurance being carried on the Leased Premises shall be used for the repair and restoration of the Leased Premises.

7.4    Condemnation.

7.4.1    Restoration. Unless this Lease is terminated as provided in Article 20, Landlord shall promptly restore the Commercial Building to an architectural unit as nearly comparable as practicable to the unit existing just prior to the taking or damage referred to in Article 20. The sum paid to Landlord for the taking or damage required to fulfill Landlord’s obligation as herein contained shall be available for restoration of the Commercial Building.

7.5    Condition on Surrender. Tenant agrees that on surrendering possession at the expiration of earlier termination of this Lease it will leave the Leased Premises in good condition, allowance being made for ordinary wear and tear, damage by fire, the elements or other casualty, or from defects therein, being excepted. On surrendering possession, Tenant shall not be required to restore the Leased Premises to its condition at the commencement of the Original Terms, and Landlord agrees to accept the Leased Premises with alterations and improvements as made by Tenant. Tenant shall (i) remove all fixtures, equipment and signs referred to in Article 14 by no later than the expiration date of this Lease or thirty (30) days after the date of earlier termination of this Lease, and (ii) replace and repair, at Tenant’s own expense, all damage to the Leased Premises caused by or resulting from such removal. Any furniture, fixtures or equipment left after vacation of the Leased Premises by Tenant, shall become the property of Landlord and Landlord may dispose of the property in any way it deems necessary and shall have no liability to Tenant.

7.6    Mechanic’s Liens. Neither Tenant nor Landlord shall permit any mechanic’s or materialmen’s or other lien to stand against the Leased Premises or the Commercial Building in connection with any labor, materials, or services furnished or claimed to have been furnished. If any such lien shall be filed against the Leased Premises or Commercial Building, the party charged with causing the lien shall cause the same to be discharged; provided, however, that either party may contest any such lien so long as enforcement thereof is stayed.

ARTICLE 8

COMMON AREA MAINTENANCE

8.1    Maintenance. Landlord, at Landlord’s expense, covenants to maintain the Common Area in good order, repair and condition in compliance with the provisions of this Lease and in compliance with all laws, rules and regulations, orders and ordinances of governmental agencies having jurisdiction thereof. Such maintenance and repair obligation shall include, without limitation, the following:

(i) Maintaining and repairing the paved surfaces in a level, smooth and evenly covered condition;

(ii) Removing all papers, debris, filth and refuse, and washing or thoroughly sweeping the Common Area to the extent reasonably necessary to keep the Common Area in a neat, clean and orderly condition;

(iii) Placing, keeping in repair and replacing any necessary appropriate directional signs, markers and lines;

(iv) Maintaining all landscaped areas, repairing automatic sprinkler systems or water lines in the Common Area and replacing shrubs and other landscaping as necessary;

(v) Keeping the Common Area adequately lighted during any hours the Leased Premises are open for business, replacing all damaged or defective bulbs or fixtures, and replacing the entire Common Area lighting system with a new system that is agreed upon by Landlord and Tenant when the existing system becomes inadequate or obsolete by then current standards;

(vi) Maintaining in full force and effect such public liability insurance on the Common Area as required to be maintained by Landlord in accordance with Section 10.2;

(vii) Providing security service or any other service or maintenance program that is agreed upon by Tenant and Landlord to keep the Common Area comparable to the common areas of other commercial buildings in the same county; and

(viii) Cleaning, maintaining and repairing all sidewalks.

8.2     Expenses. Tenant shall be responsible for reimbursing Landlord for a portion of the Common Area maintenance expenses as provided in Section 8.3. Said Common Area maintenance expenses shall include only those expenses incurred by Landlord during the Term of this Lease for maintaining and repairing the Common Area as provided in Section 8.1. Excluded from the Common Area maintenance expenses shall be the cost of any capitalizable improvements or additions to the Common Area and the cost of repairs due to faulty materials or workmanship used in the development of the Common Area. Any repair or maintenance expense which is anticipated to be in the aggregate in excess of Five Thousand Dollars ($5,000.00) shall be submitted to Tenant for review and approval, not to be unreasonably withheld, before such expense is incurred. The dollar limit set forth in the preceding sentence shall be increased at five (5) year intervals by agreement of Landlord and Tenant or, in the absence of agreement, then by the percentage increase in the Consumer Price Index, All Urban Consumers, U.S. City Average, All Items, as of the date of adjustment over such index as of the first day of the preceding five (5) year period. Management or administration fees shall not exceed fifteen percent (15%) of the actual Common Area maintenance cost as defined in Section 8.1 hereof.

8.3    Reimbursement. Subject to the limitation hereinafter set forth and provided Landlord requests reimbursement within twelve (12) months after the expense is incurred, Tenant agrees to reimburse Landlord from time to time during the Term, but not more often than monthly, for Tenant’s Share of the actual Common Area maintenance expenses incurred by Landlord in maintaining and repairing the Common Area as provided in this Article 8. Tenant shall reimburse Landlord for Tenant’s Share of such expenses within thirty (30) days after receipt of a statement summarizing in reasonable detail the expenses incurred and an invoice stating the amount due from Tenant. Concurrently with such statement and invoice, Landlord shall also supply Tenant with copies of all invoices, bills, receipts and other documentation to support the summary statement. In no event shall the amount payable by Tenant under this Section 8 in any calendar year exceed the sum of Twenty Cents ($.20) per calendar year for each square foot of the area of the Leased Premises occupied by Tenant. The dollar limit set forth in the preceding sentence shall be increased at five (5) year intervals thereafter by agreement of Landlord and Tenant or, in the absence of agreement, then by the percentage increase in the Consumer Price Index, All Urban Consumers, U.S. City Average, All Items, as of the date of adjustment over such index as of the first day of the preceding five (5) year period.

8.4    Late Night Light. It is agreed that the artificial lighting for the Common Areas (exclusive of any security lights or lighting required by governmental authority) shall remain on during all hours of darkness while a majority of the businesses in the Commercial Building are open for business, and the costs and expenses thereof shall be included in Common Area maintenance expenses as defined in Section 8.1.

8.5    Non-Profit Basis.  Landlord shall maintain the Common Area on a non-profit basis with the intent being to keep the Common Area maintenance expenses at a reasonable minimum.

8.6    Audit.  Landlord shall maintain complete and accurate books of account and records of the Common Area maintenance expenses, which books of account and records for each calendar year shall be maintained by Landlord for at least two (2) years after the expiration of such calendar year. Tenant, at its sole cost, shall be entitled to have an audit made of such books of account and records by representatives of Tenant. Such audit may be made only by Tenant giving Landlord at least twenty (20) days’ prior written notice, there shall be no more than one audit for each calendar year, and such audit must be completed within two (2) years from the expiration of the calendar year being audited. If the audit discloses that any reimbursement by Tenant for the period audited was not correct, Tenant shall immediately pay any additional amount due Landlord as disclosed by the audit and Landlord shall immediately refund Tenant the amount of any over payment as disclosed by the audit.

ARTICLE 9

INDEMNIFICATION

9.1    Tenant’s Indemnification.

9.1.1    General.  Tenant agrees to defend, indemnify and hold harmless Landlord from and against all liabilities, demands, claims, losses, damages, causes of action or judgments, and all reasonable expenses incurred in investigating or resisting the same, for injury to person, loss of life or damage to property occurring on the Leased Premises during the Term of this Lease and arising out of Tenant’s use and occupancy, whether foreseeable or unforeseeable, or direct or indirect, or contributed to by the active or passive negligence of Landlord, its contractors, agents or employees (except when caused by the sole negligence or willful misconduct of Landlord, its contractors, agents or employees).

9.1.2    Environmental.  Landlord acknowledges that, in the ordinary course and operation of Tenant’s business, Tenant may bring upon the Leased Premises, use, sell and handle reasonable quantities of materials which may now or hereafter be deemed to be Hazardous Substances, but in doing so Tenant shall strictly comply with all Environmental Laws applicable to the Leased Premises. Tenant agrees to defend, indemnify and hold harmless Landlord from and against any and all liabilities, demands, claims, losses, damages, causes of action or judgments, and all reasonable expenses incurred in investigating or resisting the same, arising directly or indirectly from, out of, or by reason of any breach by Tenant of its obligations under the preceding sentence during the Term of this Lease.

9.2    Landlord’s Indemnification.

9.2.1    Environmental.  Landlord agrees to defend, indemnify and hold harmless Tenant from and against any and all liabilities, demands, claims, losses, damages, causes of action or judgments, and all reasonable expenses incurred in investigating or resisting the same, arising directly or indirectly from, out of, or by reason of (i) any breach by Landlord of Section 21.1 occurring during the Term of this Lease, (ii) any Hazardous Discharge which occurs prior to or during the Term of this Lease other than those caused by the action or omission of Tenant (including its assignees, subtenants, licensees, concessionaires, contractors and invitees), or (iii) Landlord’s failure to provide all information, make all submissions and take all actions required by the Environmental Laws.

9.3    Indemnity Survival.  Landlord’s and Tenant’s obligations in this Article 9 to defend, indemnify and hold harmless shall survive the expiration or earlier termination of this Lease.

ARTICLE 10

INSURANCE

10.1    Property Insurance.  Landlord agrees, at its own cost and expense, to keep in effect on the Leased Premises casualty insurance, insuring the improvements against fire, an extended coverage (including “all risk” coverage) for the full replacement cost of the improvements, with deductibles in the form and endorsements of the coverages selected by Landlord, together with, at Landlord’s option, rental value insurance against loss of rent.

10.2    Liability Insurance.  Tenant shall obtain and maintain commercial or comprehensive general liability insurance, including coverage for contractual liability, covering their obligations under Article 9, and for personal injury, death or property damage arising from the use, occupancy, disuse or condition of the Leased Premises and its adjoining areas or ways, including the Common Area. The limits of liability of such insurance shall be not less than One Million Dollars ($1,000,000.00) combined single limit coverage for injury to person, loss of life and damage to property arising out of any single occurrence. The dollar limit set forth above shall be increased at five (5) year intervals thereafter by agreement of Landlord and Tenant or, in the absence of agreement, then by the percentage increase in the Consumer Price Index, All Urban Consumers, U.S. City Average, All Items, as of the date of adjustment over such index as of the first day of the preceding five (5) year period.

10.3    Tenant’s Fire Insurance.  Tenant, at its cost, shall maintain on all its personal property, Tenant’s improvements and alterations, in, on, or about the Leased Premises a policy of standard fire and extended coverage insurance, with vandalism and malicious mischief endorsements in amounts satisfactory to Tenant. Proceeds from any such policy shall be used by Tenant for the replacement of personal property or the restoration of Tenant’s improvements or alterations. Landlord shall not be liable to Tenant for any damage to Tenant or Tenant’s property from any cause. Tenant waives all claims against Landlord for damage to person or property arising for any reason.

10.4    Insurance Carrier.  All insurance to be provided by either Landlord or Tenant pursuant to this Article 10 shall be carried with a company, or companies, qualified to do business in the state in which the Commercial Building is located and having a general policy holder’s rating of not less than B+ and a financial rating of six (6) or better as rated in the most current available “Best’s Key Rating Guide” and shall provide that payment for any losses covered thereunder shall be made to Landlord and Tenant as their respective interests may appear. Each party, upon receipt of written request from the other party, shall furnish the other party with certificates evidencing the insurance required hereunder and thereafter during the Term of this Lease shall furnish the other party with certificates evidencing extension or replacement insurance. Such policies of insurance and certificates provided by Landlord and Tenant shall provide (i) that the other party is named as an additional insured, (ii) that the named insured’s insurance is primary and non-contributory with any insurance maintained by the other party, (iii) that the other party shall receive at least thirty (30) days’ written notice before any insurance evidenced by such policy or certificate is reduced or terminated, and (iv) that the liability insurance policy shall apply separately to each insured party.

ARTICLE 11

UTILITIES

11.1    Utilities.  Tenant agrees to pay all charges for electricity, gas, heat, trash removal, telephone and other utility services used by Tenant on the Leased Premises. Landlord shall provide Tenant with separate metering for all metered utilities. Landlord shall provide, at Landlord’s cost, water for the Leased Premises.

ARTICLE 12

SEPARATION OF USES

12.1    Separation of Uses.

12.1.1    Tenant’s Concern.  Landlord recognizes Tenant’s customers’ need for adequate parking facilities in close proximity to the Leased Premises and the importance of protecting such parking facilities against unreasonable or undue use which is likely to result from long-term parking by patrons or employees of other tenants of the Commercial Building. Landlord further recognizes Tenant’s interest in not having tenants occupying space in close proximity to the Leased Premises who create or cause excessive noise, litter or odor.

12.1.2    Landlord’s Safeguard for Tenant.  To safeguard Tenant’s interest in parking for Tenant’s employees and customers, Landlord shall designate certain parking spaces for the exclusive use of Tenant. Such spaces shall, at Landlord’s expense, be marked as parking for Tenant’s business only.

ARTICLE 13

REMODEL—COSTS

13.1    Landlord’s Improvements to Premises.  Landlord agrees that Landlord, at Landlord’s expense, shall make improvements to the Leased Premises as set forth on Exhibit ”B”

hereto. The improvements to be made by Landlord shall cost see Exhibit B Dollars ($See Exhibit B), which sum will be paid by Landlord; provided, however, that Tenant agrees to pay to Landlord in reimbursement of such costs and as additional rent, an amount monthly which will fully amortize Landlord’s cost of such tenant improvements at ten percent (10%) interest amortized over thirty-six (36) months.

ARTICLE 14

TENANT’S FIXTURES AND SIGNS.

14.1    Tenant’s Fixtures and Signs. Tenant may (i) install in the Leased Premises such fixtures and equipment as Tenant deems desirable, and (ii) paint, erect or authorize signs in, on or about the Leased Premises, and all of said items shall remain Tenant’s property whether or not affixed or attached to the Leased Premises. Tenant may remove said items from the Leased Premises at any time and shall remove all of said items from the Leased Premises as provided in Section 7.5 upon the expiration or earlier termination of said Lease.

14.2    Landlord Waiver. Tenant has and will in the future enter into certain financing transactions, whereby Tenant will lease equipment and other personal property. Landlord hereby agrees that it will not assert against any of Tenant’s assets whether owned by Tenant or leased from third parties any statutory or possessory liens, and that no personal property located on the Leased Premises, whether owned by Tenant or leased from third parties, shall be deemed to be fixtures. The waiver contained herein shall be binding upon the successors and assigns of Landlord.

ARTICLE 15

NO COVENANT TO OPERATE.

15.1    No Covenant to Operate. Landlord agrees that (i) Tenant, its subtenants or assignees shall not be obligated to operate any particular type of business in the Leased Premises and shall have the right to discontinue whatever type of business which may exist from time to time in the Leased Premises, and (ii) Tenant makes no express or implied covenant (1) to continuously operate any business in the Leased Premises, (2) to operate during any particular hours, or (3) to conduct its business in any particular manner. Tenant has the sole right in its unrestricted discretion to decide whether or not to operate in the Leased Premises and in what manner to conduct operations, if any. Failure to operate a business at the Leased Premises shall not effect Tenant’s obligation for payment of rental and other charges as herein provided.

ARTICLE 16

TRANSFER OF INTERESTS AND RIGHTS OF SUCCESSORS.

16.1    Landlord’s Transfer. In the event Landlord sells the Commercial Building and/or assigns Landlord’s interest in this Lease and Landlord’s successor in interest assumes all of Landlord’s obligations under this Lease, Landlord shall be released from all obligations under this Lease, not accrued as of the date of such sale or transfer, and the purchaser, at such sale or transfer or any subsequent sale or transfer of the Commercial Building, shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of the Landlord under this Lease after the consummation of such sale.

16.2    Tenant’s Attornment. Tenant shall attorn to any assignee, transferee or purchaser of Landlord’s interest in this Lease in accordance with Section 16.1 from and after the date of notice to the Tenant of such assignment, transfer or sale in the same manner and with the same force and effect as though this Lease were made in the first instance by and between the Tenant and such assignee, transferee or purchaser.

16.3    Tenant’s Transfer. Tenant shall have the unrestricted right to assign its interest in this Lease or sublet any portion of the Leased Premises so long as said assignee and/or subtenant continues to use the Leased Premises for purposes of operating a service center and sales and service call center for Alpha Smart products. In the event Tenant desires to assign or sublet for a purpose other than the operation of an Alpha Smart products service center and sales and service call center, the Landlord’s prior written consent, not to be unreasonably withheld, shall be required. If Tenant assigns this Lease, Tenant shall remain liable as a surety to Landlord for full performance of Tenant’s obligations hereunder.

16.4    Rights of Successors. Each and all of the covenants, terms, agreements, rights and obligations of the parties under this Lease shall extend to and bind and inure to the benefit of their respective heirs, personal representatives, successors and assigns.

ARTICLE 17

USE OF PREMISES & EXCLUSIVE FEATURES.

17.1    Use of Premises.

17.1.1    Use of Premises. Tenant shall use the Leased Premises for a service center and sales and service call center for Alpha Smart products and all related items and/or services which are customarily now or in the future sold and provided by Alpha Smart.

ARTICLE 18

DEFAULT.

18.1    Tenant’s Default. If rent shall be delinquent for a period of ten (10) days after written notice of such delinquency from Landlord to Tenant, or if Tenant fails to keep, perform, and observe any of the covenants and agreements of this Lease, and such default shall continue for a period of thirty (30) days after written notice from Landlord to Tenant, or if Tenant shall be adjudged bankrupt or insolvent, or shall be in receivership, or if any assignment of Tenant’s property shall be made for the benefit of creditors, the Landlord shall have all the rights of a landlord under California Law, including the right to sue for rent. Landlord, at its option, without terminating this Lease Agreement, shall have the right to re-enter the Leased Premises and sublet the whole or any part thereof, for the account of the Tenant, upon as favorable terms as are reasonably available. In the latter event, the Landlord shall have the right to collect any rent which may thereafter become payable under such sublease and to apply the same first to the payment of any expenses incurred by the Landlord in dispossessing the Tenant and in subletting the Premises, and second to the payment of the rentals herein reserved and the fulfillment of Tenant’s covenants hereunder, and the Tenant shall be liable for amounts equal to the several installments of basic rent, as they would under the terms of this Lease as the same become due, less any amounts actually received by the Landlord and applied on account of rental as aforesaid, and discounted at the rate of ten percent (10%) per annum.

18.2    Landlord’s Default. If Landlord defaults in the performance of any covenant or agreement under this Lease and the default continues for thirty (30) days after receipt of Tenant’s written notice specifying the default or, if the default is of a type which is not reasonably curable within thirty (30) days, if Landlord fails to commence to cure the default within thirty (30) days after receipt of the notice or fails to diligently pursue the curing of the default to completion, Tenant, so long as the default continues, may incur any reasonable expense necessary to perform the covenant or agreement and, if Landlord fails to reimburse Tenant for such expense within fifteen (15) days after receipt of Tenant’s written demand (which demand shall be accompanied by documentation evidencing the expense) or if Landlord fails to reimburse Tenant for any other amount owing under this Lease within fifteen (15) days after receipt of Tenant’s written demand, Tenant may deduct the amount which Landlord has failed to reimburse from any sums payable by Tenant under this Lease. The performance of each and every covenant and agreement by Landlord contained in this Lease shall be a condition precedent to Landlord’s right to collect any sums payable by Tenant under this Lease or to enforce this Lease.

18.3    Interest. In the event of default by either party hereunder which continues beyond the period of time to cure such default, any amount due from the defaulting party or expended by the other party to cure the default of the defaulting party shall bear interest at the rate of ten percent (10%) per year or the highest rate allowed by law, whichever is lower, from the date such amount was due from the defaulting party or was expended by the curing party, until paid.

18.4    Remedies Cumulative. No remedy herein conferred upon or reserved to Landlord or Tenant shall exclude any other remedy herein or by law provided, but each shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

18.5    No Waiver. The failure of Landlord or Tenant to insist in any one or more cases upon the performance of any of the provision, covenants, agreements or conditions of this Lease or to exercise any option herein contained shall not be construed as a waiver or a relinquishment for the future of any such provision, covenant, agreement, condition or option. Receipt by Landlord of Rent or of any other payment or the acceptance by Landlord or Tenant of performance of anything required by this Lease to be performed with knowledge of the breach of a covenant shall not be deemed a waiver of such breach. No waiver of any provision, covenant, agreement or condition of this Lease shall be deemed to have been made unless expressed in writing and signed by the party against whom such waiver is charged. The express waiver by either Landlord or Tenant of any breach shall not operate to extinguish the covenant or condition, the breach of which has been waived.

18.6    Governing Law. This Lease shall be governed and enforced by, and construed in accordance with, the laws of the State of California.

18.7    Attorney’s Fees. In the event either party hereto finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to enforce any of the terms, covenants or conditions hereof, the unsuccessful party shall pay to the prevailing party a reasonable sum for attorneys’ fees. Attorneys’ fees shall include attorneys’ fees on any appeal, and in addition a party entitled to attorneys’ fees shall be entitled to all other reasonable costs for investigating such action, taking depositions and the discovery, travel, and all other necessary costs incurred in such litigation.

ARTICLE 19

DAMAGE BY CASUALTY TERMINATION RIGHT.

19.1    Destruction Due to Risk Covered by Insurance. If during the term the Leased Premises or the Commercial Building and other improvements in which the Leased Premises are located are totally or partially destroyed from a risk covered by the insurance described in Section 10.1 hereof, rendering the Leased Premises totally or partially inaccessible or unuseable, Landlord shall restore the Leased Premises.

Such destruction shall not terminate this Lease. If the existing laws do not permit the restoration, either party can terminate this Lease immediately by giving written notice thereof to the other party.

If the cost of the restoration exceeds the amount of proceeds received from the insurance required under Section 10.1, Landlord can elect to terminate this Lease by giving notice to Tenant within fifteen (15) days after determining that the restoration cost will exceed such insurance proceeds.

19.2    Destruction Due to Risk Not Covered by Insurance. If during the term the Leased Premises are totally or partially destroyed from a risk not covered by the insurance described in Section 10.1, rendering the Lease Premises totally or partially inaccessible or unuseable, Landlord shall elect and shall notify Tenant of such election within thirty (30) days of the destruction as to whether Landlord will restore the Leased Premises to substantially the same condition as existed prior to the destruction. If Landlord elects to terminate this Lease and not restore the Leased Premises, this Lease shall terminate.

ARTICLE 20

CONDEMNATION TERMINATION RIGHT.

20.1    Termination by Tenant. If any portion of or interest in the Commercial Building including, without limitation, the Leased Premises or the Common Area shall be taken or damaged under any right of eminent domain or any transfer in lieu thereof, and such taking or damage consists of twenty-five percent (25%) or more of the Leased Premises, or fifteen percent (15%) or more of the Common Area, Tenant may terminate this Lease by notice to Landlord within thirty (30) days after such taking or damage deprives Tenant of possession of the portion of the Leased Premises or Common Area referred to hereinabove. Nothing contained herein shall prevent Landlord and Tenant from prosecuting claims in any condemnation proceedings for the values of their respective interests.

ARTICLE 21

GENERAL PROVISIONS.

21.1    Compliance With Laws. Tenant agrees not to use the Leased Premises for any unlawful purpose and agrees not to violate any law, ordinance, rule or regulation of any governmental authority having jurisdiction of the Leased Premises.

21.2     Interpretation. Whenever used herein, the term “including” shall be deemed to be followed by the words “without limitation.” Words used in the singular number shall include the plural, and vice-versa, and any gender shall be deemed to include each other gender. If there is a Table of Contents attached to this Lease, such Table of Contents shall be for convenience of reference only and shall not constitute a part of this Lease.

21.3    Estoppel Certificate. Upon Landlord’s request, Tenant shall provide Landlord with an Estoppel Certificate. Said Estoppel Certificate shall be executed, acknowledged and delivered to Landlord within thirty (30) days from the date of Tenant’s receipt of Landlord’s written request for the same. Upon Tenant’s request, Landlord shall provide Tenant with a similar Estoppel Certificate within the same time frame as set forth for Tenant’s response.

21.4    Right of Entry. At any time during the Term, Landlord or its representatives shall have the right to enter the Leased Premises at all reasonable times during business hours, upon prior notice of not less than twenty-four (24) hours, for the purpose of inspecting the Leased Premises, provided that such entry shall not interfere with Tenant’s use and enjoyment of the Leased Premises. During the last six (6) months of the Term, Landlord shall be permitted to affix to or keep on the Leased Premises “to let” or “for sale” notices and will be permitted to show the Leased Premises during business hours to prospective tenants or purchasers. Showing the Leased Premises as aforesaid shall be carried out in such a manner as to entail a minimum of interference with the business of Tenant, its assignees and subtenants.

21.5    No Joint Venture. It is not intended by this Lease to, and nothing contained in this Lease shall, create any partnership, joint venture or other joint or equity type agreement between Landlord and Tenant.

21.6    No Third Party Beneficiaries Intended. No term or provision of this Lease is intended to be, or shall be, for the benefit of any person, firm organization, or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

21.7    Invalid Provisions. If any term or provision of this Lease or any portion of a term or provision hereof or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease and each portion thereof shall be valid and be enforced to the fullest extent permitted by law.

21.8     Non-Disclosure. Landlord and Tenant agree that the terms of this Lease are confidential and constitute proprietary information of the parties hereto. Each of the parties hereto agrees that such party, and its respective partners, officers, directors, and attorneys, shall not disclose the terms and conditions of this Lease to any other person without the prior written consent of the other party hereto except pursuant to an order of a court of competent jurisdiction; provided, however, that either party may disclose the terms hereof to its lenders or prospective lenders or its respective accountants who audit its respective financial statements or prepare its respective tax returns, to any prospective transferee of all or any portions of their respective interests hereunder (including a prospective assignee or subtenant of Tenant), to any governmental entity, agency or person to whom disclosure is required by applicable law, regulation or duty of diligent inquiry and in connection with any action brought to enforce the terms of this Lease, on account of the breach or alleged breach hereof or to seek a judicial determination of the rights or obligations of the parties hereunder.

21.9    Dates of Performance. In the event that any date for performance by either party of any obligation hereunder required to be performed by such party falls on a Saturday, Sunday, nationally established holiday or state established holiday in the state where the Landlord or Tenant has its principal place of business, the time for performance of such obligation shall be deemed extended until the next business day following such date.

21.10    Time of the Essence. Time is of the essence in this Lease and each and every term, condition and provision hereof.

21.11    Entire Agreement and Modification. It is agreed that once this Lease is fully executed and delivered that it contains the entire agreement between the parties hereto and that, in executing it, the parties do not rely upon any statement, promise, or representation not herein expressed and this Lease once executed and delivered shall not be modified, changed or altered in any respect except by a writing executed and delivered in the same manner as required for this Lease.

21.12    Attorney’s Fees. If either party to this Lease becomes a party to any litigation concerning this Lease, the Leased Premises or the Commercial Building, by reason of any act or omission of the other party or its authorized representatives and not by any act or omission of the party that becomes a party to that litigation or any act or omission of its authorized representatives, the party causing the other party to become involved in the litigation shall be liable to that party for reasonable attorney’s fees and court costs incurred by it in the litigation.

If either party to this Lease commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorney’s fees, expert’s fees, and costs of suit.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Commercial Building Lease.

LANDLORD:

ALPHA VISTA PROPERTIES LLC

By                                                                                                          Dated:                                                          , 2001

            DEBRA BARRUS, Manager

TENANT:

ALPHA SMART, INC.

By    /s/ Manish D. Kothari                                                                 Dated:    24 Jan                                             , 2001

[MAP—LEASED PREMISES]